Exhibit 99.1

Celcuity Announces Pricing of Underwritten Common Stock Offering

MINNEAPOLIS, May 30, 2024 — Celcuity Inc. (Nasdaq: CELC), a clinical-stage biotechnology company pursuing development of targeted therapies for oncology, today announced the pricing of an underwritten offering of 3,871,000 shares of its common stock at an offering price of $15.50 per share. All of the securities are to be sold by Celcuity. Investors who have agreed to purchase shares in the offering include BVF Partners L.P., a U.S.-based healthcare focused investor, Vivo Capital, Eventide Asset Management, Samlyn Capital, Driehaus Capital Management and Blue Owl Healthcare Opportunities. The offering is expected to close on or about May 31, 2024, subject to satisfaction of customary closing conditions.

Gross proceeds to Celcuity from the offering are expected to be $60.0 million, before deducting underwriting discounts and commissions and offering expenses. Celcuity intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, clinical trial expenditures, expansion of business development activities and other general corporate purposes. Clinical trial expenditures may include a Phase 3 clinical trial that Celcuity plans to initiate to evaluate gedatolisib plus a CDK4/6 inhibitor and fulvestrant as first-line treatment for patients with HR+/HER2- advanced breast cancer. Celcuity expects that its existing cash, cash equivalents and short-term investments and available borrowings under its recently announced amended and restated loan and security agreement, together with the net proceeds from this offering, will be sufficient to fund Celcuity’s operating expenses and capital expenditure requirements through at least the second half of 2026.

Leerink Partners, TD Cowen and Stifel acted as joint bookrunning managers for the offering.

The shares are being offered by Celcuity pursuant to a Registration Statement on Form S-3 previously filed with, and declared effective by, the U.S. Securities and Exchange Commission (SEC). A prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.

When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from: Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105 or by email at syndicate@leerink.com; or TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Celcuity

Celcuity is a clinical-stage biotechnology company focused on development of targeted therapies for treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, pan-PI3K and mTOR inhibitor. Its mechanism of action and pharmacokinetic properties are highly differentiated from other currently approved and investigational therapies that target PI3K or mTOR alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluating gedatolisib in combination with fulvestrant with or without palbociclib in patients with HR+/HER2- advanced breast cancer is currently enrolling patients. A Phase 1b/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration resistant prostate cancer, is currently enrolling patients. A Phase 3 clinical trial, VIKTORIA-2, evaluating gedatolisib plus a CDK4/6 inhibitor and fulvestrant as first-line treatment for patients with HR+/HER2- advanced breast cancer is expected to begin enrolling patients in the second quarter of 2025. The company’s CELsignia companion diagnostic platform is uniquely able to analyze live patient tumor cells to identify new groups of cancer patients likely to benefit from already approved targeted therapies. Celcuity is headquartered in Minneapolis.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Celcuity may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements are subject to numerous risks, uncertainties, and conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed offering, as well as those other risks set forth in the Risk Factors section in Celcuity’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 27, 2024, Celcuity’s most recent Form 10-Q and in subsequent filings Celcuity may make with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

ICR Westwicke

Maria Yonkoski, maria.yonkoski@westwicke.com

(619) 228-5886

SOURCE: Celcuity Inc.